Exhibit 99.3
PART II

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited consolidated financial statements and notes to audited consolidated financial statements included in Exhibit 99.4 in this report.
EBITDA, Adjusted EBITDA, and distributable cash flow are non-GAAP financial measures of performance that have limitations and should not be considered as a substitute for net income or cash provided by (used in) operating activities. Please see “Key Measures Used to Estimate and Assess Our Business” below for a discussion of our use of EBITDA, Adjusted EBITDA, and distributable cash flow in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and a reconciliation to net income for the periods presented.
Forward-Looking Statements
This report, including without limitation, our discussion and analysis of our financial condition and results of operations, and any information incorporated by reference, contains statements that we believe are “forward-looking statements.” These forward-looking statements generally can be identified by use of phrases such as “believe,” “plan,” “expect,” “anticipate,” “intend,” “forecast” or other similar words or phrases. Descriptions of our objectives, goals, targets, plans, strategies, costs, anticipated capital expenditures, expected cost savings and benefits are also forward-looking statements. These forward-looking statements are based on our current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements, including:

•
the possibility that we may not complete the sale of our company-operated retail fuel outlets and ancillary businesses and assets to 7-Eleven, Inc. (the “7-Eleven Transaction”) in a timely manner, or at all, including due to the failure to receive any necessary governmental or regulatory approvals required to be completed by the transactions contemplated by the asset purchase agreement;

•
the risk that the 7-Eleven Transaction disrupts current plans and operations, results in management distraction and the potential difficulties in maintaining relationships with customers, suppliers and other third parties and employee retention as a result of the announcement and consummation of the 7-Eleven Transaction;

•	the outcome of any legal proceedings that may be instituted against us following the announcement of the 7-Eleven Transaction;

•	the occurrence of any event, change or other circumstance that would give rise to the termination of the 7-Eleven asset purchase agreement;

•	limitations placed on our ability to materially change our retail business operations under the pending 7-Eleven asset purchase agreement;

•
the possibility of the purchase price adjustments pursuant to the terms of the 7-Eleven asset purchase agreement, which can reduce the cash proceeds ultimately received by us in the 7-Eleven Transaction, even if it is complete;

•	the possibility that we may not be able to complete the sale of the remaining company-operated retail assets located in the continental United States in a timely manner , or at all;

•	our ability to make, complete and integrate acquisitions from affiliates or third-parties;

•	business strategy and operations of Energy Transfer Partners, L.P. (“ETP”) and Energy Transfer Equity, L.P. (“ETE”) and ETP’s and ETE’s conflicts of interest with us;

•	changes in the price of and demand for the motor fuel that we distribute and our ability to appropriately hedge any motor fuel we hold in inventory;

•	our dependence on limited principal suppliers;

•	competition in the wholesale motor fuel distribution and convenience store industry;

•	changing customer preferences for alternate fuel sources or improvement in fuel efficiency;

•	environmental, tax and other federal, state and local laws and regulations;

•	the fact that we are not fully insured against all risk incidents to our business;

•	dangers inherent in the storage and transportation of motor fuel;

•	our reliance on senior management, supplier trade credit and information technology; and

•
our partnership structure, which may create conflicts of interest between us and Sunoco GP LLC, our general partner (“General Partner”), and its affiliates, and limits the fiduciary duties of our General Partner and its affiliates.

All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements.
For a discussion of these and other risks and uncertainties, please refer to “Item 1A. Risk Factors” included in the Annual Report on Form 10-K for the year ended December 31, 2016 that was previously filed by the Partnership on February 24, 2017. The list of factors that could affect future performance and the accuracy of forward-looking statements is illustrative but by no means exhaustive. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The forward-looking statements included in this report are based on, and include, our estimates as of the filing of this report. We anticipate that subsequent events and market developments will cause our estimates to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so except as required by law, even if new information becomes available in the future.
Overview
As used in this Management’s Discussion and Analysis of Financial Condition and Results of Operations, the terms “Partnership,” “SUN,” “we,” “us,” or “our” should be understood to refer to Sunoco LP and our consolidated subsidiaries, unless the context clearly indicates otherwise.
We are a Delaware master limited partnership engaged in the retail sale of motor fuels and merchandise through our company-operated convenience stores and retail fuel sites, as well as the wholesale distribution of motor fuels to convenience stores, independent dealers, commercial customers and distributors. Additionally, we are the exclusive wholesale supplier of the iconic Sunoco branded motor fuel, supplying an extensive distribution network of approximately 5,335 Sunoco-branded company and third-party operated locations throughout the East Coast, Midwest and Southeast regions of the United States including approximately 235 company-operated Sunoco-branded Stripes locations in Texas.
We are managed by our General Partner. As of September 29, 2017, ETE, a publicly traded master limited partnership, owns 100% of the membership interests in our General Partner, 2.3% of our outstanding common units, and all of our incentive distribution rights and Series A Preferred Units. ETP, another publicly traded master limited partnership which is also controlled by ETE, owns 43.7% of our outstanding common units as of September 29, 2017. Additional information is provided in Note 1 of our Notes to Consolidated Financial Statements in Exhibit 99.4.
In late 2015, we announced plans to open a corporate office in Dallas, Texas. Certain employees have relocated to Dallas from Philadelphia, Pennsylvania, Houston, Texas and Corpus Christi, Texas. The costs incurred in 2016 were $18 million and substantially reflects the total costs for the relocation. We do not anticipate any further material costs related to the relocation during 2017.
On March 31, 2016 (effective January 1, 2016), we completed the acquisition from ETP Retail Holdings, LLC (“ETP Retail”), of (i) the remaining 68.42% membership interest and 49.9% voting interest in Sunoco LLC and (ii) 100% of the membership interest of Sunoco Retail, which immediately prior to the acquisition owned all of the retail assets previously owned by Sunoco, Inc. (R&M), an ethanol plant located in Fulton, NY, 100% of the interests in Sunmarks, LLC and all of the retail assets previously owned by Atlantic Refining and Marketing Corp. (See Note 3 in the accompanying Notes to Consolidated Financial Statements in Exhibit 99.4 for more information).
We believe we are one of the largest independent motor fuel distributors by gallons in Texas and one of the largest distributors of Chevron, Exxon, and Valero branded motor fuel in the United States. In addition to distributing motor fuel, we also distribute other petroleum products such as propane and lubricating oil, and we receive rental income from real estate that we lease or sublease.
We purchase motor fuel primarily from independent refiners and major oil companies and distribute it across more than 30 states throughout the East Coast, Midwest and Southeast regions of the United States, as well as Hawaii, to approximately:

•	1,345 company-operated convenience stores and fuel outlets;

•	165 independently operated consignment locations where we sell motor fuel to retail customers under consignment arrangements with such operators;

•	5,550 convenience stores and retail fuel outlets operated by independent operators, which we refer to as “dealers” or “distributors,” pursuant to long-term distribution agreements; and

•	2,130 other commercial customers, including unbranded convenience stores, other fuel distributors, school districts, municipalities and other industrial customers.

Our retail segment operates approximately 1,345 convenience stores and fuel outlets. Our retail convenience stores operate under several brands, including our proprietary brands Stripes, APlus, and Aloha Island Mart, and offer a broad selection of food, beverages, snacks, grocery and non-food merchandise, motor fuels and other services. We sold 2.5 billion retail gallons at these sites during the twelve months ended December 31, 2016. We opened 28 new retail sites during the twelve months ended December 31, 2016.
We operate approximately 740 Stripes convenience stores that carry a broad selection of food, beverages, snacks, grocery and non-food merchandise. Our proprietary, in-house Laredo Taco Company restaurant is implemented in approximately 470 Stripes convenience stores and we intend to implement it in all newly constructed Stripes convenience stores. Additionally, we have 56 national branded restaurant offerings in our Stripes stores.
We operate approximately 445 retail convenience stores and fuel outlets under our proprietary and iconic Sunoco fuel brand, which are primarily located in Pennsylvania, New York, and Florida, including approximately 400 APlus convenience stores.
We operate approximately 160 MACS and Aloha convenience stores and fuel outlets in Virginia, Maryland, Tennessee, Georgia, and Hawaii offering merchandise, foodservice, motor fuels and other services.
Assets Held For Sale, Acquisitions and Recent Developments
On April 6, 2017, we entered into an Asset Purchase Agreement (the “Purchase Agreement”) with 7-Eleven, Inc., a Texas corporation (“7-Eleven”) and SEI Fuel Services, Inc., a Texas corporation and wholly-owned subsidiary of 7-Eleven. Pursuant to the Purchase Agreement, we have agreed to sell a portfolio of approximately 1,112 company-operated retail fuel outlets in 19 geographic regions, together with ancillary businesses and related assets, including the Laredo Taco Company, for an aggregate purchase price of $3.3 billion. The closing of the transaction contemplated by the Purchase Agreement is expected to occur in the fourth quarter of 2017, and is subject to the satisfaction or waiver of customary closing conditions for a transaction of this type, including the receipt of any approvals required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
With the assistance of a third-party brokerage firm, we have begun marketing efforts with respect to approximately 208 sites under Stripes brand (“Stripes Sites”) located in certain West Texas, Oklahoma and New Mexico markets which were not included in the Purchase Agreement. There can be no assurance of our success in selling the remaining company-operated retail assets located in the continental United States, nor the price or terms of such sale, and even if a sale is consummated, we may remain contingently responsible for certain risks and obligations related to the divested retail assets.
On January 18, 2017, with the assistance of a third-party brokerage firm, we launched a portfolio optimization plan to market and sell 97 real estate assets. Real estate assets included in this process are company-owned locations, undeveloped greenfield sites and other excess real estate. Properties are located in Florida, Louisiana, Massachusetts, Michigan, New Hampshire, New Jersey, New Mexico, New York, Ohio, Oklahoma, Pennsylvania, Rhode Island, South Carolina, Texas and Virginia. The properties will be sold through a sealed-bid sale. Of the 97 properties, 16 have been sold and an additional 20 are under contract to be sold. 31 are being sold to 7-Eleven and 9 are being sold in another transaction. The remaining 21 continue to be marketed by the third-party brokerage firm.
The assets to be sold under the Purchase Agreement together with the 208 Stripes Sites and the real estate assets subject to the portfolio optimization plan comprise the retail divestment being presented as discontinued operations (“Retail Divestment”).
On March 30, 2017, the Partnership entered into a Series A Preferred Unit Purchase Agreement with ETE, relating to the issue and sale by the Partnership to ETE of 12,000,000 Series A Preferred Units (the “Preferred Units”) representing limited partner interests in the Partnership at a price per Preferred Unit of $25.00 (the “Offering”). The distribution rate for the Preferred Units will be 10.00%, per annum, of the $25.00 liquidation preference per unit (the “Liquidation Preference”) (equal to $2.50 per Preferred Unit per annum) until March 30, 2022, at which point the distribution rate will become a floating rate of 8.00% plus three-month LIBOR of the Liquidation Preference. The Offering closed on March 30, 2017, and the Partnership received proceeds from the Offering of $300 million, which was used to repay indebtedness under the revolving credit facility.
On October 12, 2016, we completed the acquisition of the convenience store, wholesale motor fuel distribution, and commercial fuels distribution business serving East Texas and Louisiana from Denny Oil Company (“Denny”) for approximately $55 million. This acquisition includes six company-owned and operated locations, six company-owned and dealer operated locations, wholesale fuel supply contracts for a network of independent dealer-owned and dealer-operated locations, and a commercial fuels business in the Eastern Texas and Louisiana markets. As part of the acquisition, we acquired 13 fee properties, which included the six company operated locations, six dealer operated locations and a bulk plant and an office facility.
On August 31, 2016, we acquired the fuels business (the “Fuels Business”) from Emerge Energy Services LP (NYSE: EMES) (“Emerge”) for $171 million, inclusive of working capital and other adjustments. The Fuels Business comprises Dallas-based Direct Fuels LLC and Birmingham-based Allied Energy Company LLC, both wholly owned subsidiaries of Emerge, and engages in the processing of transmix and the distribution of refined fuels. As part of the acquisition, we acquired two transmix processing plants with attached refined product terminals. Combined, the plants can process over 10,000 barrels per day of transmix, and the associated terminals have over 800,000 barrels of storage capacity.
On June 22, 2016, we acquired 14 convenience stores and the wholesale fuel business in the Austin, Houston, and Waco, Texas markets from Kolkhorst Petroleum Inc. for $39 million. The convenience stores acquired include 5 fee properties and 9 leased properties, all of which are company operated. The Kolkhorst acquisition also included supply contracts with dealer-owned and operated sites.
On June 22, 2016, we acquired 18 convenience stores serving the upstate New York market from Valentine Stores, Inc. (“Valentine”) for $78 million. The acquisition included 19 fee properties (of which 18 are company operated convenience stores and one is a standalone Tim Hortons), one leased Tim Hortons property, and three raw tracts of land in fee for future store development.
On May 2, 2016, we finalized an agreement with the Indiana Toll Road Concession Company to develop and operate 8 travel plazas along the 150-mile toll road. The agreement has a 20-year term with an estimated cost of $31 million. The first series of plaza reconstruction began in the third quarter of 2016, and the total construction period is expected to last two years.
On March 28, 2016, we entered into a Store Development Agreement with Dunkin’ Donuts to be the exclusive developer of Dunkin’ Donuts restaurants in the state of Hawaii for an initial term of eight years. We have committed to building and operating 15 Dunkin’ Donuts restaurants at an estimated cost of $20 million. We anticipate that approximately half the restaurants will be built on existing properties and half will be standalone restaurants developed on properties that will be acquired in the future.
Market and Industry Trends and Outlook
We expect that certain trends and economic or industry-wide factors will continue to affect our business, both in the short-term and long-term. We base our expectations on information currently available to us and assumptions made by us. To the extent our underlying assumptions about or interpretation of available information prove to be incorrect, our actual results may vary materially from our expected results. Read “Item 1A. Risk Factors” included in the Annual Report on Form 10-K for the year ended December 31, 2016 that was previously filed by the Partnership on February 24, 2017, for additional information about the risks associated with purchasing our common units.
Regional Trends
A significant portion of our business is conducted in Texas, where the economy has continued to fare better than many other parts of the nation, partly as a result of a relatively stable housing market, strong population growth and job creation. Declines in crude oil pricing in 2015 and a portion of 2016 resulted in a slowdown in economic activity in our West and South Texas markets, however, a portion of this economic activity as begun to improve due to the recent stabilization of crude oil pricing. In addition, a portion of our convenience stores are located in close proximity to the Mexican border. The relative weakness of the Mexican peso compared to the U.S. dollar and the resultant reduced purchasing power of our customers who are Mexican citizens as well as the impact of changing relationships between the U.S. and Mexico may adversely impact sales volumes in these stores.
Industry Consolidation
There has been considerable consolidation in our industry as major integrated oil companies continue to divest sites they own or lease, and independent dealers continue to experience pressure from increased competition from non-traditional fuel suppliers, such as Walmart and grocery store chains. We capitalized on the complementary relationship between our wholesale and retail business by pursuing mixed asset acquisition opportunities which may not be attractive to a pure wholesaler or pure retailer. We believe that certain strategic opportunities will continue to exist for us related to these divestitures that will provide us with opportunities to grow our fuel, merchandise, and rental income revenues.
Seasonality
Our business exhibits some seasonality due to our customers’ increasing demand for motor fuel during the late spring and summer months as compared to the fall and winter months. Travel, recreation, and construction activities typically increase in these months, driving up the demand for motor fuel and merchandise sales. Our revenues are typically somewhat higher in the second and third quarters of our fiscal years due to this seasonality. Results from operations may therefore vary from period to period.
Key Measures Used to Evaluate and Assess Our Business
Management uses a variety of financial measurements to analyze business performance, including the following key measures:

•
Wholesale and retail motor fuel gallons sold. One of the primary drivers of our business is the total volume of motor fuel sold through our wholesale and retail channels. Fuel distribution contracts with our wholesale customers generally provide that we distribute motor fuel at a fixed, volume-based profit margin or at an agreed upon level of price support. As a result, wholesale gross profit is directly tied to the volume of motor fuel that we distribute.

•
Gross profit per gallon. Gross profit per gallon is calculated as the gross profit on motor fuel (excluding non-cash fair value adjustments) divided by the number of gallons sold, and is typically expressed as cents per gallon. Our gross profit per gallon varies amongst our third-party relationships and is impacted by the availability of certain discounts and rebates from suppliers. Retail gross profit per gallon is heavily impacted by volatile pricing and intense competition from club stores, supermarkets and other retail formats, which varies based on the market.

•
Merchandise gross profit and margin. Merchandise gross profit is calculated as the gross sales price of merchandise less direct cost of goods and shortages, including bad merchandise and theft. Merchandise margin is calculated as merchandise gross profit as a percentage of merchandise sales. We do not include gross profit from ancillary products and services in the calculation of merchandise gross profit.

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EBITDA, Adjusted EBITDA and distributable cash flow. EBITDA as used throughout this document, is defined as earnings before net interest expense, income taxes, depreciation, amortization and accretion expense. Adjusted EBITDA is further adjusted to exclude allocated non-cash compensation expense, unrealized gains and losses on commodity derivatives and inventory fair value adjustments, and certain other operating expenses reflected in net income that we do not believe are indicative of ongoing core operations, such as gain or loss on disposal of assets and non-cash impairment charges. We define distributable cash flow as Adjusted EBITDA less cash interest expense, including the accrual of interest expense related to our long-term debt which is paid on a semi-annual basis, current income tax expense, maintenance capital expenditures and other non-cash adjustments.

Adjusted EBITDA and distributable cash flow are not financial measures calculated in accordance with GAAP. For a reconciliation of Adjusted EBITDA and distributable cash flow to their most directly comparable financial measure calculated and presented in accordance with GAAP, read “Key Operating Metrics” below.
We believe EBITDA, Adjusted EBITDA and distributable cash flow are useful to investors in evaluating our operating performance because:

•	Adjusted EBITDA is used as a performance measure under our revolving credit facility;

•	securities analysts and other interested parties use such metrics as measures of financial performance, ability to make distributions to our unitholders and debt service capabilities;

•	our management uses them for internal planning purposes, including aspects of our consolidated operating budget, and capital expenditures; and

•
distributable cash flow provides useful information to investors as it is a widely accepted financial indicator used by investors to compare partnership performance, and as it provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

EBITDA, Adjusted EBITDA and distributable cash flow are not recognized terms under GAAP and do not purport to be alternatives to net income (loss) as measures of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA, Adjusted EBITDA and distributable cash flow have limitations as analytical tools, and one should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations include:

•	they do not reflect our total cash expenditures, or future requirements for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect interest expense or the cash requirements necessary to service interest or principal payments on our revolving credit facility or term loan;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect cash requirements for such replacements; and

•	as not all companies use identical calculations, our presentation of EBITDA, Adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies.

Key Operating Metrics
The following information is intended to provide investors with a reasonable basis for assessing our historical operations but should not serve as the only criteria for predicting our future performance.
Beginning with the acquisition of MACS on October 1, 2014, we began operating our business in two primary operating segments, wholesale and retail, both of which are included as reportable segments. As a result, the year ended December 31, 2014 includes our retail operations segment beginning in September 1, 2014.
Key operating metrics set forth below include operating results for the years ended December 31, 2016 and December 31, 2015, for the period from September 1, 2014 to December 31, 2014 (the “Successor”), and for the period from January 1, 2014 to August 31, 2014 prior to the ETP Merger (the “Predecessor”). Successor period financial data is presented for the Partnership after the ETP Merger and under the application of “push down” accounting that required its assets and liabilities to be adjusted to fair value on August 31, 2014. For the year ended December 31, 2014, we have combined the Predecessor period and the Successor period from September 1, 2014 to December 31, 2014 and presented the unaudited financial data on a combined basis for comparative purposes. This combination does not comply with generally accepted accounting principles or the rules for unaudited pro forma presentation, but is presented because we believe it provides the most meaningful comparison of our financial results.
The operating results for the Retail Divestment are shown in the retail operations segment for the purposes of presenting the key operating metrics.

The following table sets forth, for the periods indicated, information concerning key measures we rely on to gauge our operating performance:

	Year Ended December 31,
	2016			2015
	Wholesale	Retail	Total	Wholesale	Retail	Total
	(dollars and gallons in millions, except motor fuel pricing and gross profit per gallon)
Revenues:
Retail motor fuel	$—	$137	$137	$—	$152	$152
Wholesale motor fuel sales to third parties	7,812	—	7,812	10,104	—	10,104
Wholesale motor fuel sale to affiliates	62	—	62	20	—	20
Merchandise	—	67	67	—	56	56
Rental income	76	11	87	52	29	81
Other	45	86	131	28	97	125
Total revenues	$7,995	$301	$8,296	$10,204	$334	$10,538
Gross profit:
Retail motor fuel	$—	$17	$17	$—	$35	$35
Wholesale motor fuel	596	—	596	384	—	384
Merchandise	—	20	20	—	16	16
Rental and other	110	94	204	74	127	201
Total gross profit	$706	$131	$837	$458	$178	$636
Net income (loss) and comprehensive income (loss) from continuing operations	252	(179)	73	68	45	113
Net income (loss) and comprehensive income (loss) from discontinued operations	—	(479)	(479)	—	81	81
Net income (loss) and comprehensive income (loss)	$252	$(658)	$(406)	$68	$126	$194
Net income (loss) and comprehensive income (loss) attributable to limited partners	$252	$(658)	$(406)	$(28)	$115	$87
Adjusted EBITDA attributable to partners (2)	$320	$345	$665	$280	$435	$715
Distributable cash flow attributable to partners, as adjusted (2)			$390			$272
Operating Data:
Total motor fuel gallons sold:
Retail (3)		2,517	2,517		2,488	2,488
Wholesale	5,288		5,288	5,154		5,154
Motor fuel gross profit cents per gallon (1):
Retail (3)		24.0¢	24.0¢		26.4¢	26.4¢
Wholesale	9.8¢		9.8¢	9.4¢		9.4¢
Volume-weighted average for all gallons (3)			14.4¢			14.9¢
Retail merchandise margin (3)		31.5%			31.2%
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(1)	Excludes the impact of inventory fair value adjustments consistent with the definition of Adjusted EBITDA.

(2)	We define EBITDA, Adjusted EBITDA and distributable cash flow as described above under “Key Measures Used to Evaluate and Assess Our Business”.

(3)	Includes amounts from discontinued operations.

The following table presents a reconciliation of net income to EBITDA, Adjusted EBITDA and distributable cash flow for the years ended December 31, 2016 and 2015:

	Year Ended December 31
	2016			2015
	Wholesale	Retail	Total	Wholesale	Retail	Total
	(in millions)
Net income (loss) and comprehensive income (loss)	$252	$(658)	$(406)	$68	$126	$194
Depreciation, amortization and accretion (3)	94	225	319	68	210	278
Interest expense, net (3)	59	130	189	55	33	88
Income tax expense (benefit) (3)	5	(36)	(31)	4	48	52
EBITDA	$410	$(339)	$71	$195	$417	$612
Non-cash compensation expense (3)	6	7	13	4	4	8
Loss (gain) on disposal of assets & impairment charge (3)	(3)	683	680	1	(2)	(1)
Unrealized losses on commodity derivatives (3)	5	—	5	2	—	2
Inventory adjustments (2) (3)	(98)	(6)	(104)	78	20	98
Adjusted EBITDA	$320	$345	$665	$280	$439	$719
Net income attributable to noncontrolling interest	—	—	—	—	4	4
Adjusted EBITDA attributable to partners	$320	$345	$665	$280	$435	$715
Cash interest expense (1) (3)			178			76
Current income tax expense (benefit) (3)			—			(18)
Maintenance capital expenditures (3)			106			35
Preacquisition earnings			—			356
Distributable cash flow attributable to partners			$381			$266
Transaction-related expenses (3)			9			6
Distributable cash flow attributable to partners, as adjusted			$390			$272
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(1)	Reflects the partnership’s cash interest less the cash interest paid on our VIE debt of $9 million during the year ended December 31, 2015.

(2)	Due to the change in fuel prices, we recorded a write-down on the value of fuel inventory of $98 million (including $20 million from discontinued operations) at December 31, 2015.

(3)	Includes amounts from discontinued operations.
Year Ended December 31, 2016 Compared to Year Ended December 31, 2015
The following discussion of results for 2016 compared to 2015 compares the operations for the years ended December 31, 2016 and 2015, respectively.
Revenue. Total revenue for 2016 was $8.3 billion, a decrease of $2.2 billion from 2015. The decrease is primarily attributable to the following changes in revenue:

•
a decrease in wholesale motor fuel revenue of $2.3 billion due to a 24.2%, or a $0.48, decrease in the sales price per wholesale motor fuel gallon, slightly offset by an increase in wholesale motor fuel gallons sold of approximately 134 million;

•	a decrease in retail motor fuel revenue of $15 million; offset by

•
an increase in rental and other revenue of $12 million as a result of a $6 million increase in other income primarily related to increased other retail income such as car wash, ATM, and lottery income, and a $6 million increase in rental income;

•	an increase in merchandise revenue of $11 million at our company-operated convenience stores due to an increase in the number of retail sites.
Gross Profit. Gross profit for 2016 was $837 million, an increase of $201 million from 2015. The increase in gross profit is attributable to the following:

•	an increase in the gross profit on wholesale motor fuel of $212 million primarily due to a 28.7%, or $0.55, decrease in the cost per wholesale motor fuel gallon;

•	an increase in the rental and other gross profit of $3 million due to increased rental income such as car wash, ATM, and lottery income;

•	an increase in merchandise gross profit of $4 million due to higher same-store sales of merchandise.

•	a decrease in the gross profit on retail motor fuel of $18 million.
Total Operating Expenses. Total operating expenses for 2016 were $666 million, an increase of $213 million from 2015. The increase in total operating expenses is attributable to the following:

•
an increase in general and administrative costs of $29 million primarily due to $18 million for the transition of employees from Houston, Texas, Corpus Christi, Texas and Philadelphia, Pennsylvania to Dallas, Texas, with the remaining increase primarily due to higher professional fees, acquisition costs and other administrative expenses, which includes salaries and wages; and

•	an increase in depreciation, amortization and accretion expense of $23 million primarily due to acquisitions completed in the last quarter of 2015 and throughout the year in 2016.
Interest Expense. Interest expense was $160 million in 2016, an increase of $94 million from 2015. The increase is primarily attributable to the borrowings under our term loan agreement that we entered into on March 31, 2016 (“Term Loan”), the issuance of our $800 million 6.250% senior notes due 2021 (the “2021 Senior Notes”) and $800 million 6.375% senior notes due 2023 (the “2023 Senior Notes”) as these two notes were issued in 2015, as well as the increase in borrowings under our revolving credit facility that we entered into on September 25, 2014 (the “2014 Revolver”).
Income Tax Benefit. Income tax benefit was $62 million for 2016, an increase of $66 million . The change is primarily attributable to lower earnings from the Partnership's consolidated corporate subsidiaries in 2016.
Discontinued Operations. Net income (loss) and comprehensive income (loss) from discontinued operations decreased by $560 million, which was primarily attributable to a goodwill impairment charge of $642 million, $486 million of which was allocated to discontinued operations, an intangible asset impairment charge of $32 million on our Laredo Taco Company tradename, a decrease in the gross profit of $34 million, and an increase of $80 million in total operating, interest and income tax expense (excluding impairment charge). See footnote 5 of the consolidated financial statements in Exhibit 99.4 for the results from the discontinued operations.

The following table sets forth, for the periods indicated, information concerning key measures we rely on to gauge our operating performance:

	Year Ended December 31,
	2015			2014
	Wholesale	Retail	Total	Wholesale (2)	Retail (2)	Total (1)
	(dollars and gallons in millions, except motor fuel pricing and gross profit per gallon)
Revenues:
Retail motor fuel	$—	$152	$152	$—	$8	$8
Wholesale motor fuel sales to third parties	10,104	—	10,104	5,510	—	5,510
Wholesale motor fuel sale to affiliates	20	—	20	2,200	—	2,200
Merchandise	—	56	56	—	2	2
Rental income	52	29	81	27	10	37
Other	28	97	125	3	23	26
Total revenues	$10,204	$334	$10,538	$7,740	$43	$7,783
Gross profit:
Retail motor fuel	$—	$35	$35	$—	$3	$3
Wholesale motor fuel	384	—	384	67	—	67
Merchandise	—	16	16	—	—	—
Rental and other	74	127	201	35	33	68
Total gross profit	$458	$178	$636	$102	$36	$138
Net income (loss) and comprehensive income (loss) from continuing operations	68	45	113	(111)	15	(96)
Net income (loss) and comprehensive income (loss) from discontinued operations	—	81	81	—	66	66
Net income (loss) and comprehensive income (loss)	$68	$126	$194	$(111)	$81	$(30)
Net income (loss) and comprehensive income (loss) attributable to limited partners (6)	$(28)	$115	$87	$58	$(1)	$57
Adjusted EBITDA attributable to partners (6,7)	$280	$435	$715	$180	$193	$373
Distributable cash flow attributable to partners, as adjusted (6,7)			$272			$99
Operating Data:
Total motor fuel gallons sold:
Retail (8)		2,488	2,488		787	787
Wholesale (3)	5,154		5,154	1,744		1,744
Wholesale contract affiliated (4)				777		777
Motor fuel gross profit cents per gallon (5):
Retail (8)		26.4¢	26.4¢		36.4¢	36.4¢
Wholesale (3)	9.4¢		9.4¢	10.6¢		10.6¢
Wholesale contract affiliated (4)				3.0¢		3.0¢
Volume-weighted average for all gallons (8)			14.9¢			19.6¢
Retail merchandise margin (8)		31.2%			30.2%
_______________________________

(1)
Reflects combined results of the Predecessor period from January 1, 2014 through August 31, 2014, and the Successor period from September 1, 2014 to December 31, 2014. The impact in the Successor period from “push down” accounting related to the ETP Merger resulted in a $4 million decrease in depreciation expense, offset by a $4 million increase in amortization expense.

(2)	Reflects MACS and Sunoco LLC wholesale operations and MACS, Sunoco Retail and Susser retail operations, beginning September 1, 2014.

(3)	Reflects all wholesale transactions excluding those pursuant to the Susser Distribution Contract for January 1, 2014 through August 31, 2014 at a set three cent margin as dictated by the agreement.

(4)	Reflects transactions in the Predecessor Period pursuant to the Susser Distribution Contract at a set three cent margin as dictated by agreement.

(5)	Excludes the impact of inventory fair value adjustments consistent with the definition of Adjusted EBITDA.

(6)	Excludes the noncontrolling interest results of operations related to our consolidated variable interest entities (“VIEs”).

(7)	We define EBITDA, Adjusted EBITDA and distributable cash flow as described above under “Key Measures Used to Evaluate and Assess Our Business”.

(8)	Includes amounts from discontinued operations.
The following table presents a reconciliation of net income to EBITDA, Adjusted EBITDA and distributable cash flow for the years ended December 31, 2015 and 2014:

	Year Ended December 31
	2015			2014
	Wholesale	Retail	Total	Wholesale (2)	Retail (2)	Total (1)
	(in millions)
Net income (loss) and comprehensive income (loss)	$68	$126	$194	$(111)	$81	$(30)
Depreciation, amortization, and accretion (3)	68	210	278	35	61	96
Interest expense, net (3)	55	33	88	7	9	16
Income tax expense (3)	4	48	52	68	12	80
EBITDA	$195	$417	$612	$(1)	$163	$162
Non-cash compensation expense (3)	4	4	8	5	4	9
Loss (gain) on disposal of assets & impairment charge (3)	1	(2)	(1)	—	(1)	(1)
Unrealized (gains) losses on commodity derivatives (3)	2	—	2	(1)	—	(1)
Inventory adjustments (2) (3)	78	20	98	177	28	205
Adjusted EBITDA	$280	$439	719	$180	$194	$374
Net income attributable to noncontrolling interest	—	4	4	—	1	1
Adjusted EBITDA attributable to partners	$280	$435	$715	$180	$193	$373
Cash interest expense (1) (3)			76			12
Current income tax expense (benefit) (3)			(18)			3
Maintenance capital expenditures (3)			35			5
Preacquisition earnings			356			260
Distributable cash flow attributable to partners			$266			$93
Transaction-related expenses (3)			6			6
Distributable cash flow attributable to partners, as adjusted			$272			$99
_______________________________

(1)	Reflects the partnership’s cash interest less the cash interest paid on our VIE debt of $9 million during the year ended December 31, 2015.

(2)
Due to the change in fuel prices, we recorded a $98 million (including $20 million from discontinued operations) and $205 million (including $28 million from discontinued operations) write-down of the value of fuel inventory during the years ended December 31, 2015 and 2014, respectively.

(3)	Includes amounts from discontinued operations.
Year Ended December 31, 2015 Compared to Year Ended December 31, 2014 (Combined Basis)
The following discussion of results for 2015 compared to 2014 compares the operations for the years ended December 31, 2015 and 2014, respectively. The year ended December 31, 2014 consists of results of operations from the Predecessor and Successor periods, reflecting “push down” accounting after the ETP Merger. The acquisitions of MACS, Susser, Sunoco LLC, and Sunoco Retail were considered transactions between entities under common control, and as such, results are reflected as of September 1, 2014, the initial date of common control for accounting purposes.
Revenue. Total revenue for 2015 was $10.5 billion, an increase of $2.8 billion from 2014. The increase is primarily attributable to the following changes in revenue, slightly offset by a year-over-year decrease in average fuel pricing in continuing operations:

•
an increase in wholesale motor fuel revenue of $2.4 billion, of which $3.4 billion is due to the addition of the Sunoco LLC business, partially offset by a $1.1 billion decrease in sales to affiliates in our legacy wholesale business due to the acquisition and consolidation of Susser, an affiliate in the Predecessor Period;

•	the addition of retail fuel revenue totaling $144 million and merchandise revenue of $54 million, attributable to the addition of Aloha Retail operations; and

•
an increase in rental and other revenue of $143 million as a result of a $44 million increase in rental income and a $99 million increase in other income primarily related to increased other retail income such as car wash, ATM, and lottery income.

Gross Profit. Gross profit for 2015 was $636 million, an increase of $498 million from 2014. The increase in gross profit is attributable to the following:

•	an increase in the gross profit on wholesale motor fuel sales of $317 million, primarily due to the addition of the Sunoco LLC business;

•	the addition of $32 million of gross profit on retail motor fuel sales and $16 million of gross profit on merchandise sales related to our Aloha Retail operations; and

•	an increase in rent and other gross profit of $133 million related to rental income and other retail revenue items as mentioned above.
Total Operating Expenses. Total operating expenses for 2015 were $453 million, an increase of $282 million from 2014. The increase in total operating expenses is attributable to the following:

•
an increase in general and administrative expenses of $73 million, of which $49 million is due to the addition of Sunoco LLC, $6 million of acquisition related costs, and the remaining being attributable to Aloha;

•	an increase in other operating expenses of $115 million, attributable to the growth impact from the existing businesses;

•	increased depreciation, amortization and accretion expense of $62 million, of which $53 million and $15 million is attributable to the Sunoco LLC business and Aloha businesses, respectively; and

•	an increase of $31 million in rent expense, of which $20 million and $11 million are attributable to the Sunoco LLC and Aloha acquisitions, respectively.
Interest Expense. Interest expense increased primarily due to the issuance of our 2023 Senior Notes as well as the increase in borrowings under the 2014 Revolver.
Income Tax Expense/(Benefit). Income tax expense for 2015 and 2014 was $4 million and $48 million, respectively. The change is primarily due to to a smaller loss from the Partnership's consolidated corporate subsidiaries in 2015.
Discontinued Operations. Net income from discontinued operations for 2015 and 2014 was $81 million and $66 million, respectively, which was primarily attributable to an increase of $849 million in gross profit, and offset by an increase of $797 million in operating expense, an increase of $16 million in income tax expense and an increase of $21 million in interest expense. See footnote 5 of the consolidated financial statements in Exhibit 99.4 for the results from the discontinued operations.
Liquidity and Capital Resources
Liquidity
Our principal liquidity requirements are to finance current operations, to fund capital expenditures, including acquisitions from time to time, to service our debt and to make distributions. We expect our ongoing sources of liquidity to include cash generated from operations, borrowings under our revolving credit facility and the issuance of additional long-term debt or partnership units as appropriate given market conditions. We expect that these sources of funds will be adequate to provide for our short-term and long-term liquidity needs.
Our ability to meet our debt service obligations and other capital requirements, including capital expenditures and acquisitions, will depend on our future operating performance which, in turn, will be subject to general economic, financial, business, competitive, legislative, regulatory and other conditions, many of which are beyond our control. As a normal part of our business, depending on market conditions, we will from time to time consider opportunities to repay, redeem, repurchase or refinance our indebtedness. Changes in our operating plans, lower than anticipated sales, increased expenses, acquisitions or other events may cause us to seek additional debt or equity financing in future periods. There can be no guarantee that financing will be available on acceptable terms or at all. Debt financing, if available, could impose additional cash payment obligations and additional covenants and operating restrictions. In addition, any of the items discussed in detail under “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2016 that was previously filed by the Partnership on February 24, 2017, may also significantly impact our liquidity.
As of December 31, 2016, we had $99 million of cash and cash equivalents on hand and borrowing capacity of $469 million under the 2014 Revolver. Based on our current estimates, we expect to utilize capacity under the 2014 Revolver, along with cash from operations, to fund our announced growth capital expenditures and working capital needs through the end of 2017; however, we may issue debt or equity securities prior to that time as we deem prudent to provide liquidity for new capital projects or other partnership purposes.

Cash Flows

	Successor			Predecessor
	Twelve Months Ended December 31, 2016	Twelve Months Ended December 31, 2015	September 1, 2014 through December 31, 2014	January 1 2014 through August 31, 2014
	(in millions)
Net cash provided by (used in)
Operating activities - continuing operations	$413	$275	$94	$33
Investing activities - continuing operations	(279)	(1,077)	(720)	(67)
Financing activities - continuing operations	2,501	1,953	618	29
Discontinued operations	(2,584)	(1,229)	(7)	—
Net increase (decrease) in cash	$51	$(78)	$(15)	$(5)
Cash Flows Provided by Operations - Continuing Operations. Our daily working capital requirements fluctuate within each month, primarily in response to the timing of payments for motor fuels, motor fuels tax and rent. Net cash provided by operations was $413 million and $275 million for 2016 and 2015, respectively. The growth in cash flows from operations is primarily attributable to continuing growth in the underlying business. Cash flows also fluctuate with increases or decreases in accounts receivable and accounts payable, which are impacted by increasing or decreasing motor fuel prices and costs, as well as organic growth in volumes sold and volume increases due to acquisitions.
Cash Flows Used in Investing Activities - Continuing Operations. Net cash used in investing activities was $279 million and $1.1 billion for 2016 and 2015, respectively, of which $171 million and $894 million for 2016 and 2015, respectively, was due to acquisitions. Capital expenditures for continuing operations were $67 million and $126 million for 2016 and 2015, respectively.
Cash Flows Provided by Financing Activities - Continuing Operations. Net cash provided by financing activities was $2.5 billion and $2.0 billion for 2016 and 2015, respectively. During year ended December 31, 2016 we:

•	borrowed $2.0 billion and repaid $808 million under Term Loan;

•	borrowed $2.8 billion and repaid $2.3 billion under our 2014 Revolver to fund daily operations;

•	borrowed $800 million under our 2021 Senior Notes;

•	paid $386 million in distributions to our unitholders, of which $222 million was paid to ETP and ETE collectively; and

•	paid $50 million in distributions to ETP.
We intend to pay cash distributions to the holders of our common units and Class C units representing limited partner interests in the Partnership (“Class C Units”) on a quarterly basis, to the extent we have sufficient cash from our operations after establishment of cash reserves and payment of fees and expenses, including payments to our General Partner and its affiliates. Class C unitholders receive distributions at a fixed rate equal to $0.8682 per quarter for each Class C Unit outstanding. There is no guarantee that we will pay a distribution on our units. On February 1, 2017, we declared a quarterly distribution totaling $81 million, or $0.8255 per common unit based on the results for the three months ended December 31, 2016, excluding distributions to Class C unitholders. The distribution was paid on February 21, 2017 to all unitholders of record on February 13, 2017.
Cash Flows Provided by (Used in) Discontinued Operations.
Cash provided by (used in) discontinued operations was $2.6 billion and $1.2 billion for 2016 and 2015, respectively. Cash provided by (used in) discontinued operations for operating activities was $146 million and $162 million for 2016 and 2015, respectively; cash used in discontinued operations for investing activities was $2.7 billion and $1.4 billion for 2016 and 2015, respectively, of which $2.4 billion and $1.0 billion for 2016 and 2015, respectively, was due to acquisitions; changes in cash included in current assets held for sale was $5 million and $14 million for 2016 and 2015, respectively.
Capital Expenditures
Included in our capital expenditures for the continuing and discontinued operations for 2016 was $106 million in maintenance capital and $333 million in growth capital. Growth capital relates primarily to new store construction and dealer supply contracts.
We currently expect to spend approximately $150 million on growth capital and $80 million on maintenance capital for the full year 2017.

Contractual Obligations and Commitments
Contractual Obligations. We have contractual obligations that are required to be settled in cash. As of December 31, 2016, we had $1.0 billion borrowed on the 2014 Revolver compared to $450 million borrowed at December 31, 2015. Further, as of December 31, 2016, we had $2.2 billion outstanding under our Senior Notes and $1.2 billion outstanding under our Term Loan. See Note 11 in the accompanying Notes to Consolidated Financial Statements for more information on our debt transactions. Our contractual obligations as of December 31, 2016 were as follows:

	Payments Due by Years
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
	(in millions)
Long-term debt obligations, including current portion (1)	$4,561	$5	$2,253	$1,412	$891
Interest payments (2)	1,027	221	431	226	149
Operating lease obligations (3)	236	44	64	42	86
Total	$5,824	$270	$2,748	$1,680	$1,126
_______________________________

(1)
Payments include required principal payments on our debt, capital lease obligations and sale leaseback obligations (see Note 11 to our Consolidated Financial Statements in Exhibit 99.4). Assumes the balance of the 2014 Revolver, of which the balance at December 31, 2016 was $1.0 billion, remains outstanding until the 2014 Revolver matures in September 2019.

(2)
Includes interest on outstanding debt, capital lease obligations and sale leaseback financing obligations. Includes interest on the 2014 Revolver balance as of December 31, 2016 and commitment fees on the unused portion of the facility through September 2019 using rates in effect at December 31, 2016.

(3)	Includes minimum rental commitments under non-cancelable leases, net of sublet rental income.
We periodically enter into derivatives, such as futures and options, to manage our fuel price risk on inventory in the distribution system. Fuel hedging positions are not significant to our operations. We had 979 positions, representing 41 million gallons, outstanding at December 31, 2016 with aggregated unrealized losses of $5 million.
Off-Balance Sheet Arrangements
We do not maintain any off-balance sheet arrangements for the purpose of credit enhancement, hedging transactions or other financial or investment purposes.
Impact of Inflation
The impact of inflation has minimal impact on our results of operations, as we generally are able to pass along energy cost increases in the form of increased sales prices to our customers. Inflation in energy prices impacts our sales and cost of motor fuel products and working capital requirements. Increased fuel prices may also require us to post additional letters of credit or other collateral if our fuel purchases exceed unsecured credit limits extended to us by our suppliers. Although we believe we have historically been able to pass on increased costs through price increases and maintain adequate liquidity to support any increased collateral requirements, there can be no assurance that we will be able to do so in the future.
Quarterly Results of Operations
See Exhibit 99.4, “Item 8. Financial Statements and Supplementary Data - Notes to Consolidated Financial Statements - Note 22. Selected Quarterly Financial Data (unaudited)” for financial and operating quarterly data for each quarter of 2016 and 2015.
Recent Accounting Pronouncements
See “Item 8. Financial Statements and Supplementary Data - Notes to Consolidated Financial Statements - Note 2. Summary of Significant Accounting Policies” for information on recent accounting pronouncements impacting our business.
Application of Critical Accounting Policies
We prepare our consolidated financial statements in conformity with GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Critical accounting policies are those we believe are both most important to the portrayal of our financial condition and results of operations, and require our most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain. Judgments and uncertainties affecting the application of those policies may result in materially different amounts being reported under different conditions or using different assumptions.
We believe the following policies will be the most critical in understanding the judgments that are involved in preparation of our consolidated financial statements.
Business Combinations and Intangible Assets, Including Goodwill and Push Down Accounting. We account for acquisitions using the purchase method of accounting. Accordingly, assets acquired and liabilities assumed are recorded at their estimated fair values at the acquisition date. The excess of purchase price over fair value of net assets acquired, including the amount assigned to identifiable intangible assets, is recorded as goodwill. Given the time it takes to obtain pertinent information to finalize the acquired company’s balance sheet, it may be several quarters before we are able to finalize those initial fair value estimates. Accordingly, it is not uncommon for the initial estimates to be subsequently revised. The results of operations of acquired businesses are included in the consolidated financial statements from the acquisition date.
Acquisitions of entities under common control are accounted for similar to a pooling of interests, in which the acquired assets and assumed liabilities are recognized at their historic carrying values. The results of operations of the affiliated business acquired are reflected in the Partnership’s consolidated results of operations beginning on the date of common control.
Our recorded identifiable intangible assets primarily include the estimated value assigned to certain customer related and contract-based assets. Identifiable intangible assets with finite lives are amortized over their estimated useful lives, which is the period over which the asset is expected to contribute directly or indirectly to our future cash flows. Supply agreements are amortized on a straight-line basis over the remaining terms of the agreements, which generally range from five to fifteen years. Favorable/unfavorable lease arrangements are amortized on a straight-line basis over the remaining lease terms. The determination of the fair market value of the intangible asset and the estimated useful life are based on an analysis of all pertinent factors including (1) the use of widely-accepted valuation approaches, the income approach or the cost approach, (2) the expected use of the asset by us, (3) the expected useful life of related assets, (4) any legal, regulatory or contractual provisions, including renewal or extension periods that would cause substantial costs or modifications to existing agreements, and (5) the effects of obsolescence, demand, competition, and other economic factors. Should any of the underlying assumptions indicate that the value of the intangible assets might be impaired, we may be required to reduce the carrying value and subsequent useful life of the asset. If the underlying assumptions governing the amortization of an intangible asset were later determined to have significantly changed, we may be required to adjust the amortization period of such asset to reflect any new estimate of its useful life. Any write-down of the value or unfavorable change in the useful life of an intangible asset would increase expense at that time.
Customer relations and supply agreements are amortized over a weighted average period of approximately 5 to 20 years. Favorable leasehold arrangements are amortized over an average period of approximately 15 years. Non-competition agreements are amortized over the terms of the respective agreements. Loan origination costs are amortized over the life of the underlying debt as an increase to interest expense.
At December 31, 2016, we had goodwill recorded in conjunction with past business acquisitions and “push down” accounting totaling $1.1 billion. Under GAAP, goodwill is not amortized. Instead, goodwill is subject to annual reviews on the first day of the fourth fiscal quarter for impairment at a reporting unit level. The reporting unit or units used to evaluate and measure goodwill for impairment are determined primarily from the manner in which the business is managed or operated. A reporting unit is an operating segment or a component that is one level below an operating segment. We have assessed the reporting unit definitions and determined that we have four reportable units that are appropriate for testing goodwill impairment.
Long-lived assets are required to be tested for recoverability whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Goodwill and intangibles with indefinite lives must be tested for impairment annually or more frequently if events or changes in circumstances indicate that the related asset might be impaired. An impairment loss should be recognized only if the carrying amount of the asset/goodwill is not recoverable and exceeds its fair value.
During the three months ended June 30, 2017, Sunoco LP announced the sale of a majority of the assets in its retail reporting unit. Sunoco LP’s retail reporting unit includes the retail operations in the continental United States but excludes the retail convenience store operations in Hawaii that comprise the Aloha reporting unit. Upon the classification of assets and related liabilities as held for sale, Sunoco LP’s management applied the measurement guidance in ASC 360, Property, Plant and Equipment, to calculate the fair value less cost to sell of the disposal group. In accordance with ASC 360-10-35-39, management first tested the goodwill included within the disposal group for impairment prior to measuring the disposal group’s fair value less the cost to sell. In the determination of the classification of assets held for sale and the related liabilities, management allocated a portion of the goodwill balance previously included in the Sunoco LP retail reporting unit to assets held for sale based on the relative fair values of the business to be disposed of and the portion of the reporting unit that will be retained in accordance with ASC 350-20-40-3. The amount of goodwill allocated to assets held for sale was approximately $1.6 billion, and the amount of goodwill allocated to the remainder of the retail reporting unit, which is comprised of Sunoco LP’s ethanol plant, credit card processing services and franchise royalties, was approximately $188 million.
Once the retail reporting unit’s goodwill was allocated between assets held for sale and continuing operations, management performed goodwill impairment tests on both reporting units to which the goodwill balances were allocated. No goodwill impairment was identified for the $188 million goodwill balance that remained in the retail reporting unit. The result of the impairment test of the goodwill included within the assets held for sale was an impairment charge of $320 million. The key assumption in the impairment test for the $1.6 billion goodwill balance classified as held for sale was the fair value of the disposal group, which was based on the assumed proceeds from the sale of those assets. The announced purchase and sale agreement includes the majority of the retail sites that have been classified as held for sale; thus, a key assumption in the goodwill impairment test was the assumed sales proceeds (less the related costs to sell) for the remainder of the sites, which represent approximately 15% of the total number of sites. Management is currently marketing the remaining sites for sale and utilized information from that sales process to develop the assumed sales proceeds for those sites. While management believes that the assumed sales proceeds for these remaining held-for-sale sites are reasonable and likely to be obtained in a sale of those sites, an agreement has not been negotiated and therefore the ultimate outcome could be different than the assumption used in the impairment test. Subsequent to the impairment of goodwill included within the assets held for sale, no further impairments of any other assets held for sale were deemed necessary as the remaining carrying value of the disposal group approximated the assumed proceeds from the sale of those assets less the cost to sell.
For goodwill included in the Aloha and Wholesale reporting units, which goodwill balances total $112 million and $732 million, respectively, and which were not classified as held for sale, no impairments were deemed necessary during the three months ended June 30, 2017. Management does not believe that the goodwill associated with either of these reporting units or the remaining goodwill of $188 million within the retail reporting unit is at significant risk of impairment, and the goodwill will continue to be subjected to annual goodwill impairment testing on October 1.
During the fourth quarter of 2016, we performed goodwill impairment tests on our reporting units and recognized a goodwill impairment charge of $642 million on our Retail reporting unit primarily due to changes in assumptions related to projected future revenues and cash flows from the dates this goodwill was originally recorded. The goodwill in the Retail reporting unit is comprised primarily of amounts recorded as a result of the purchase price allocations for ETP’s acquisitions of Sunoco, Inc. and MACS in 2012 and 2013, respectively. The impairment charge was driven primarily by changes in our organizational and capital structure following the completion of the dropdown transactions from ETP in 2014, 2015, and 2016 and changes in our construction plan for new-to-industry sites. Additionally, we performed impairment tests on our indefinite-lived intangible assets during the fourth quarter of 2016 and recognized a $32 million impairment charge on our Laredo Taco Company tradename primarily due to decreases in projected future revenues and cash flows from the date this intangible asset was originally recorded. This was driven primarily by changes in our construction plan for new-to-industry sites and decreases in sales volume in oil field producing regions in which we have operations.
The Partnership determined the fair value of our reporting units using a weighted combination of the discounted cash flow method and the guideline company method. Determining the fair value of a reporting unit requires judgment and the use of significant estimates and assumptions. Such estimates and assumptions include revenue growth rates, operating margins, weighted average costs of capital and future market conditions, among others. The Partnership believes the estimates and assumptions used in our impairment assessments are reasonable and based on available market information, but variations in any of the assumptions could result in materially different calculations of fair value and determinations of whether or not an impairment is indicated. Under the discounted cash flow method, the Partnership determined fair value based on estimated future cash flows of each reporting unit including estimates for capital expenditures, discounted to present value using the risk-adjusted industry rate, which reflect the overall level of inherent risk of the reporting unit. Cash flow projections are derived from one year budgeted amounts plus an estimate of later period cash flows, all of which are determined by management. Subsequent period cash flows are developed for each reporting unit using growth rates that management believes are reasonably likely to occur. Under the guideline company method, the Partnership determined the estimated fair value of each of our reporting units by applying valuation multiples of comparable publicly-traded companies to each reporting unit’s projected EBITDA and then averaging that estimate with similar historical calculations using a three year average. In addition, the Partnership estimated a reasonable control premium representing the incremental value that accrues to the majority owner from the opportunity to dictate the strategic and operational actions of the business.
Stock and Unit-Based Compensation. Our General Partner issues phantom unit awards to certain directors and employees under the Sunoco LP 2012 Long-Term Incentive Plan (see Note 19 to our Consolidated Financial Statements in Exhibit 99.4). Related expenses are included within general and administrative expenses in our consolidated statement of operations.
Income Taxes. As a limited partnership we are generally not subject to state and federal income tax and would therefore not recognize deferred income tax liabilities and assets for the expected future income tax consequences of temporary differences between financial statement carrying amounts and the related income tax basis. We are, however, subject to a statutory requirement that our non-qualifying income cannot exceed 10% of our total gross income, determined on a calendar year basis under the applicable income tax provisions. If the amount of our non-qualifying income exceeds this statutory limit, we would be taxed as a corporation. Accordingly, certain activities that generate non-qualifying income are conducted through our wholly-owned taxable corporate subsidiary for which we have recognized deferred income tax liabilities and assets. These balances, as well as any income tax expense, are determined through management’s estimations, interpretation of tax laws of multiple jurisdictions and tax planning strategies. If our actual results differ from estimated results due to changes in tax laws, our effective tax rate and tax balances could be affected. As such, these estimates may require adjustments in the future as additional facts become known or as circumstances change.
The benefit of an uncertain tax position can only be recognized in the financial statements if management concludes that it is more likely than not that the position will be sustained with the tax authorities. For a position that is likely to be sustained, the benefit recognized in the financial statements is measured at the largest amount that is greater than 50 percent likely of being realized. In determining the future tax consequences of events that have been recognized in our financial statements or tax returns, judgment is required. Differences between the anticipated and actual outcomes of these future tax consequences could have a material impact on our consolidated results of operations or financial position.